SMITH BARNEY MANAGED MUNICIPALS FUND
                                10f-3 REPORT
                 December 1, 2004 through February 28, 2005


    Issuer  Trade      Selling        Total     Purchased  % Received  % of
ID  NAME    Date       Dealer         Amount    Price      by Fund     Issue(1)


86  Empire State Dev Corp (NYSUDC) 5.250% due 3/1
            12/2/2004  Goldman Sachs $3,000,000  $104.07   1.263%     5.935%



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.



86 - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:


     Other Participant       Amount           Total Received
     Accounts                Issue            All Funds

     $11,100,000.00          $237,560,000.00  $14,100,000.00